ABERCROMBIE & FITCH CO. REPORTS FOURTH QUARTER AND FULL YEAR RESULTS

•Fourth quarter and full year operating margin of 8.4% and 9.2% on a reported basis, respectively, and 8.6% and 9.6% on an adjusted non-GAAP basis, the highest in over a decade.
•Fourth quarter and full year net income per diluted share of $1.12 and $4.20, respectively on a reported basis and $1.14 and $4.35, respectively on an adjusted non-GAAP basis.
•Repurchased $142 million, or 4.1 million shares in the fourth quarter for a total of $377 million, or 10.2 million shares in Fiscal 2021; contributing to a 15% reduction in shares outstanding from Fiscal 2020.

New Albany, Ohio, March 2, 2022: Abercrombie & Fitch Co. (NYSE: ANF) today announced results for the fourth quarter and fiscal year ended January 29, 2022. These compare to results for the fourth quarter and fiscal year ended January 30, 2021. Descriptions of the use of non-GAAP financial measures and reconciliations of GAAP and non-GAAP financial measures accompany this release.

Fran Horowitz, Chief Executive Officer, said, “2021 is a testament to the fundamental changes we have made to strengthen our foundation and improve our profitability. For the year, we delivered: Net sales of $3.7 billion with 47% digital penetration; a double-digit AUR growth rate; reported and adjusted operating income of $343 million and $355 million, respectively, roughly 330% above 2019 levels; and a 9.6% adjusted operating margin, our highest in over a decade. In addition, by returning cash to shareholders through share repurchases, we reduced our ending share count by 15%.”

“We are pleased with our recent performance. Following inventory receipt delays that impacted the peak holiday selling period, sales trends initially improved as product began to arrive. While mid-January was impacted by the Omicron surge, sales rebounded in late January as cases fell and new assortments set. Momentum has continued quarter-to-date, with an acceleration in the sales trend from total fourth quarter levels. Importantly, response to early spring assortments has been strong, and we do not anticipate significant inventory supply issues for the remainder of the quarter.”

“Looking ahead, we will continue to thoughtfully manage the business to support long-term growth leveraging our multi-year investments in systems, processes and tools across digital, technology and data and analytics. We look forward to sharing more details on our three-year plan at our June Investor Day.”

Details related to net income (loss) per diluted share for the fourth quarter and full year are as follows:

	Fourth Quarter		Full Year
	2021	2020	2021	2020 (1)
GAAP	$1.12	$1.27	$4.20	$(1.82)
Excluded items, net of tax effect (2)	(0.03)	(0.23)	(0.15)	(1.10)
Adjusted non-GAAP	$1.14	$1.50	$4.35	$(0.73)
Impact from changes in foreign currency exchange rates (3)	—	(0.01)	—	0.01
Adjusted non-GAAP constant currency	$1.14	$1.51	$4.35	$(0.74)
(1)Net loss per diluted share for the full year of fiscal 2020 includes adverse tax impacts of $101 million, or $1.61 per diluted share, related to valuation allowances on deferred tax assets and other tax charges as a result of the COVID-19 pandemic.
(2)Excluded items consist of pre-tax store asset impairment charges and the tax effect of pre-tax excluded items.
(3)The estimated impact from foreign currency is calculated by applying current period exchange rates to prior year results using a 26% tax rate.

A summary of results for the fourth quarter ended January 29, 2022:
•Net sales of $1.2 billion up 4% as compared to last year and down 2% as compared to pre-COVID, 2019 fourth quarter net sales.
•Digital net sales of $556 million or 48% of total net sales as compared to $475 million or 40% in the fourth quarter of 2019.
•Gross profit rate of 58.3%, down approximately 220 basis points as compared to last year and up 10 basis points as compared to 2019. Compared to 2019, higher average unit retail offset the adverse impact of approximately 700 basis points related to higher freight costs.
•Operating expense, excluding other operating income, was up 3% as compared to last year and up 3% compared to 2019. The year-over-year increase reflects an increase in payroll and marketing expenses partially offset by a decrease in store occupancy. Operating expense as a percentage of sales decreased to 50.2% from 50.5% last year and increased from 47.9% as compared to 2019.
•Operating income of $98 million and $100 million on a reported and adjusted non-GAAP basis, respectively, as compared to $116 million and $131 million last year, on a reported and adjusted non-GAAP basis, respectively.
•Net income per diluted share of $1.12 and $1.14 on a reported and adjusted non-GAAP basis, respectively, as compared to net income per diluted share last year of $1.27 and $1.50 on a reported and adjusted non-GAAP basis, respectively.

A summary of results for the full year ended January 29, 2022:
•Net sales of $3.7 billion up 19% as compared to last year and up 2% as compared to pre-COVID 2019 full year net sales.
•Digital net sales of $1.7 billion or 47% of total net sales as compared to $1.2 billion or 33% in fiscal 2019.
•Gross profit rate of 62.3%, up approximately 180 basis points as compared to last year and up 290 basis points as compared to 2019. Compared to 2019, higher AUR fully offset the adverse impact of approximately 370 basis points related to higher freight costs.
•Operating expense, excluding other operating income, was up 3% as compared to last year and down 5% compared to 2019. Operating expense as a percentage of sales decreased to 53.3% from 61.3% last year and from 57.5% as compared to 2019.
•Operating income of $343 million and $355 million on a reported and adjusted non-GAAP basis, respectively. This compares to operating (loss) income last year of $(20) million and $52 million on a reported and adjusted non-GAAP basis, respectively.
•Net income per diluted share of $4.20 and $4.35 on a reported and adjusted non-GAAP basis, respectively, as compared to net loss per diluted share last year of $(1.82) and $(0.73) on a reported and adjusted non-GAAP basis, respectively.
•Generated positive operating cash flows of $274 million during the full year ended January 29, 2022, ending the year with liquidity of approximately $1.1 billion.

Net Sales

Net sales by brand and region for the fourth quarter and full year are as follows:

	Fourth Quarter
(in thousands)	2021	2020	2019	1 YR % Change	2 YR % Change
Net sales by brand:
Hollister (1)	$668,777	$655,424	$710,540	2%	(6)%
Abercrombie (2)	492,576	466,620	474,011	6%	4%
Total company	$1,161,353	$1,122,044	$1,184,551	4%	(2)%
Net sales by region: (3)	2021	2020	2019	1 YR % Change	2 YR % Change
United States	$841,687	$788,056	$814,079	7%	3%
EMEA	226,074	235,286	255,639	(4)%	(12)%
APAC	46,212	58,868	76,059	(21)%	(39)%
Other (4)	47,380	39,834	38,774	19%	22%
International	319,666	333,988	370,472	(4)%	(14)%
Total company	$1,161,353	$1,122,044	$1,184,551	4%	(2)%

	Full Year
(in thousands)	2021	2020	2019	1 YR % Change	2 YR % Change
Net sales by brand:
Hollister (1)	$2,147,979	$1,834,349	$2,158,514	17%	0%
Abercrombie (2)	1,564,789	1,291,035	1,464,559	21%	7%
Total company	$3,712,768	$3,125,384	$3,623,073	19%	2%
Net sales by region: (3)	2021	2020	2019	1 YR % Change	2 YR % Change
United States	$2,652,158	$2,127,403	$2,410,802	25%	10%
EMEA	755,072	709,451	822,202	6%	(8)%
APAC	171,701	176,636	264,895	(3)%	(35)%
Other (4)	133,837	111,894	125,174	20%	7%
International	1,060,610	997,981	$1,212,271	6%	(13)%
Total company	$3,712,768	$3,125,384	$3,623,073	19%	2%
(1)    Hollister includes the Hollister, Gilly Hicks and Social Tourist brands.
(2)    Abercrombie includes the Abercrombie & Fitch and abercrombie kids brands.
(3)    Net sales by geographic area are presented by attributing revenues to an individual country on the basis of the country in which the merchandise was sold for in-store purchases and on the basis of the shipping location provided by customers for digital orders.
(4)    Other includes all sales that do not fall within the United States, EMEA, or APAC regions.

Financial Position and Liquidity
As of January 29, 2022 the company had:
•Cash and equivalents of $823 million as compared to $1,105 million last year driven primarily by share repurchases.
•Inventories of $526 million, an increase of approximately 30% over last year due to higher inventory in-transit and increased freight costs. Units on hand were approximately flat to last year.
•Long-term gross borrowings under the company's senior secured notes of $308 million (the "Senior Secured Notes") which mature in July 2025 and bear interest at a rate of 8.75% per annum.
•Borrowing available under the senior-secured asset-based revolving credit facility (the "ABL Facility") of $248 million.
•Liquidity, comprised of cash and equivalents and borrowing available under the ABL Facility, of approximately $1.1 billion. This compares to liquidity of $1.3 billion as of January 30, 2021.

Cash Flow and Capital Allocation
Details related to the company's cash flows for the full year ended January 29, 2022 are as follows:
•Net cash provided by operating activities of $274 million.
•Net cash used for investing activities of $97 million. Capital expenditures were $97 million in fiscal 2021 as compared to $102 million in fiscal 2020.
•Net cash used for financing activities of $447 million, reflecting $377 million of share repurchases and $47 million purchase of its senior notes.

The company repurchased approximately 4.1 million shares during the fourth quarter and 10.2 million for the full year, returning $377 million to shareholders through share repurchases, and has $358 million remaining on the share repurchase authorization established in November 2021.

During the second quarter of fiscal 2021, the company spent $47 million to purchase $42.3 million at par value of its senior secured notes. During the first quarter of fiscal 2021, the company paid $64 million to settle all remaining obligations related to the SoHo Hollister flagship store in New York City, which reduced the company’s operating lease liabilities by $65 million and eliminated future interest expense related to this obligation.

Depreciation and amortization was $144 million for fiscal 2021 as compared to $166 million in fiscal 2020.

Fiscal 2022 Full Year Outlook
For fiscal 2022, the company expects:
•Net sales to be up 2 to 4% from $3.7 billion in 2021 with the U.S. continuing to outperform EMEA and APAC. We expect the increase to be driven by growth in both comparable sales and store count.
•Gross profit rate to be down around 200 basis points as compared to the fiscal 2021 rate of 62.3%, with 300-400 basis points of cost inflation partially offset by higher average unit retail.
•Operating expense, excluding other operating income, to be up in a range similar to sales of up 2 to 4% to fiscal 2021 adjusted non-GAAP operating expenses of $1.97 billion, which excluded $12 million in impairment charges.
•Effective tax rate to be in the high 20s.
•Capital expenditures of approximately $150 million.

Fiscal 2022 First Quarter Outlook
For the first quarter of fiscal 2022, the company expects:
•Net sales to be up low-single-digits to fiscal first quarter 2021 level of $781 million.
•Gross profit rate to be down around 400 basis points to fiscal 2021 rate of 63.4% reflecting $65 million of incremental freight costs compared to fiscal first quarter 2021, partially offset by improved average unit retail.
•Operating expense, excluding other operating income, to be up around 6% to fiscal 2021 adjusted non-GAAP operating expenses of $436 million, which excluded $3 million in impairment charges, with approximately half of the increase due to lapping COVID-related rent abatements and government assistance recognized in fiscal first quarter 2021.

Conference Call
Today at 8:30 AM, ET, the company will conduct a conference call. To listen to the conference call, dial (800) 458-4121 or go to corporate.abercrombie.com. The international call-in number is (323) 794-2093. This call will be recorded and made available by dialing the replay number (888) 203-1112 or the international number (719) 457-0820 followed by the conference ID number 1753535 or through corporate.abercrombie.com. A presentation of fourth quarter and full year results will be available in the “Investors” section at corporate.abercrombie.com at approximately 7:30 AM, ET, today.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
A&F cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this Press Release or made by management or spokespeople of A&F involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond the company’s control. Words such as “estimate,” “project,” “plan,” “believe,” “expect,” “anticipate,” “intend,” “should,” “are confident,”and similar expressions may identify forward-looking statements. Except as may be required by applicable law, we undertake no obligation to publicly update or revise any forward-looking statements. The following factors, in addition to those disclosed in “ITEM 1A. RISK FACTORS” of A&F’s Annual Report on Form 10-K for the fiscal year ended January 30, 2021, and in A&F’s subsequently filed quarterly reports on Form 10-Q, in some cases have affected, and in the future could affect, A&F’s financial performance and could cause actual results for fiscal 2021 and beyond to differ materially from those expressed or implied in any of the forward-looking statements included in this Press Release or otherwise made by management: COVID-19 has and may continue to materially adversely impact and cause disruption to our business; changes in global economic and financial conditions, and the resulting impact on consumer confidence and consumer spending, as well as other changes in consumer discretionary spending habits could have a material adverse impact on our business; failure to engage our customers, anticipate customer demand and changing fashion trends, and manage our inventory commensurately could have a material adverse impact on our business; our failure to operate effectively in a highly competitive and constantly evolving industry could have a material adverse impact on our business; fluctuations in foreign currency exchange rates could have a material adverse impact on our business; our ability to attract customers to our stores depends, in part, on the success of the shopping malls or area attractions that our stores are located in or around; the impact of war, acts of terrorism, mass casualty events, social unrest, civil disturbance or disobedience could have a material adverse impact on our business; the impact of extreme weather, infectious disease outbreaks, including COVID-19, and other unexpected events could result in an interruption to our business, as well as to the operations of our third-party partners, and have a material adverse impact on our business; failure to successfully develop an omnichannel shopping experience, a significant component of our growth strategy, or failure to successfully invest in customer, digital and omnichannel initiatives could have a material adverse impact on our business; our failure to optimize our global store network could have a material adverse impact on our business; our failure to execute our international growth strategy successfully and inability to conduct business in international markets as a result of legal, tax, regulatory, political and economic risks could have a material adverse impact on our business; our failure to appropriately address emerging environmental, social and governance matters could have a material adverse impact on our reputation and, as a result, our business; failure to protect our reputation could have a material adverse impact on our business; if our information technology systems are disrupted or cease to operate effectively, it could have a material adverse impact on our business; we may be exposed to risks and costs associated with cyber-attacks, data protection, credit card fraud and identity theft that could have a material adverse impact on our business; our reliance on our distribution centers makes us susceptible to disruptions or adverse conditions affecting our supply chain; changes in the cost, availability and quality of raw materials, labor, transportation, and trade relations could have a material adverse impact on our business; we depend upon independent third parties for the manufacture and delivery of all our merchandise, and a disruption of the manufacture or delivery of our merchandise could have a material adverse impact on our business; we rely on the experience and skills of our executive officers and associates, and the failure to attract or retain this talent, effectively manage succession, and establish a diverse workforce could have a material adverse impact on our business; in the past, we have identified a material weakness in our internal control over financial reporting and may identify additional material weaknesses in the future. If we fail to establish and maintain effective internal control over financial reporting, our ability to accurately and timely report our financial results could be adversely affected; fluctuations in our tax obligations and effective tax rate may result in volatility in our results of operations could have a material adverse impact on our business; our litigation exposure, or any securities litigation and shareholder activism, could have a material adverse impact on our business; failure to adequately protect our trademarks could have a negative impact on our brand image and limit our ability to penetrate new markets which could have a material adverse impact on our business; changes in the regulatory or compliance landscape could have a material adverse impact on our business; and the agreements related to our senior secured asset-based revolving credit facility and our senior secured notes include restrictive covenants that limit our flexibility in operating our business and our inability to obtain credit on reasonable terms in the future could have an adverse impact on our business.

Other Information
This document includes certain adjusted non-GAAP financial measures where management believes it to be helpful in understanding the Company's results of operations or financial position. Additional details about non-GAAP financial measures and a reconciliation of GAAP financial measures to non-GAAP financial measures can be found in the "Reporting and Use of GAAP and Non-GAAP Measures" section. As used in the presentation, "Hollister" refers to the company's Hollister, Gilly Hicks, and Social Tourist brands and "Abercrombie" refers to the company's Abercrombie & Fitch and abercrombie kids brands. Sub-totals and totals may not foot due to rounding. Net income (loss) and net income (loss) per share financial measures included herein are attributable to Abercrombie & Fitch Co., excluding net income attributable to noncontrolling interests.

About Abercrombie & Fitch Co.
Abercrombie & Fitch Co. (NYSE: ANF) is a leading, global, omnichannel specialty retailer of apparel and accessories for men, women and kids through five renowned brands. The iconic Abercrombie & Fitch brand was born in 1892 and aims to make every day feel as exceptional as the start of a long weekend. abercrombie kids sees the world through kids’ eyes, where play is life and every day is an opportunity to be anything and better anything. The Hollister brand believes in liberating the spirit of an endless summer inside everyone and making teens feel celebrated and comfortable in their own skin. Gilly Hicks, offering intimates, loungewear and sleepwear, is designed to give all Gen Z customers their daily dose of happy. Social Tourist, the creative vision of Hollister and social media personalities, Dixie and Charli D’Amelio, offers trend forward apparel that allows teens to experiment with their style, while exploring the duality of who they are both on social media and in real life.

The brands share a commitment to offering products of enduring quality and exceptional comfort that allow consumers around the world to express their own individuality and style. Abercrombie & Fitch Co. operates approximately 720 stores under these brands across North America, Europe, Asia and the Middle East, as well as the e-commerce sites www.abercrombie.com, www.abercrombiekids.com, www.hollisterco.com, www.gillyhicks.com and www.socialtourist.com.

Investor Contact:	Media Contact:

Pamela Quintiliano	Mackenzie Gusweiler
Abercrombie & Fitch Co.	Abercrombie & Fitch Co.
(614) 283-6751	(614) 283-6192
Investor_Relations@anfcorp.com	Public_Relations@anfcorp.com

Abercrombie & Fitch Co.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Thirteen Weeks Ended		Thirteen Weeks Ended
	January 29, 2022	% of Net Sales	January 30, 2021	% of Net Sales
Net sales	$1,161,353	100.0%	$1,122,044	100.0%
Cost of sales, exclusive of depreciation and amortization	484,221	41.7%	443,025	39.5%
Gross profit	677,132	58.3%	679,019	60.5%
Stores and distribution expense	435,129	37.5%	412,827	36.8%
Marketing, general and administrative expense	145,686	12.5%	137,334	12.2%
Flagship store exit charges	24	0.0%	854	0.1%
Asset impairment, exclusive of flagship store exit charges	1,901	0.2%	15,597	1.4%
Other operating income, net	(3,741)	(0.3)%	(3,492)	(0.3)%
Operating income	98,133	8.4%	115,899	10.3%
Interest expense, net	6,959	0.6%	8,997	0.8%
Income before income taxes	91,174	7.9%	106,902	9.5%
Income tax expense	23,348	2.0%	21,646	1.9%
Net income	67,826	5.8%	85,256	7.6%
Less: Net income attributable to noncontrolling interests	2,317	0.2%	2,864	0.3%
Net income attributable to Abercrombie & Fitch Co.	$65,509	5.6%	$82,392	7.3%

Net income per share attributable to Abercrombie & Fitch Co.:
Basic	$1.18		$1.32
Diluted	$1.12		$1.27

Weighted-average shares outstanding:
Basic	55,740		62,581
Diluted	58,700		64,788

Abercrombie & Fitch Co.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Fifty-Two Weeks Ended		Fifty-Two Weeks Ended
	January 29, 2022	% of Net Sales	January 30, 2021	% of Net Sales
Net sales	$3,712,768	100.0%	$3,125,384	100.0%
Cost of sales, exclusive of depreciation and amortization	1,400,773	37.7%	1,234,179	39.5%
Gross profit	2,311,995	62.3%	1,891,205	60.5%
Stores and distribution expense	1,429,476	38.5%	1,391,584	44.5%
Marketing, general and administrative expense	536,815	14.5%	463,843	14.8%
Flagship store exit (benefit) charges	(1,153)	0.0%	(11,636)	(0.4)%
Asset impairment, exclusive of flagship store exit charges	12,100	0.3%	72,937	2.3%
Other operating income, net	(8,327)	(0.2)%	(5,054)	(0.2)%
Operating income (loss)	343,084	9.2%	(20,469)	(0.7)%
Interest expense, net	34,110	0.9%	28,274	0.9%
Income (loss) before income taxes	308,974	8.3%	(48,743)	(1.6)%
Income tax expense	38,908	1.0%	60,211	1.9%
Net income (loss)	270,066	7.3%	(108,954)	(3.5)%
Less: Net income attributable to noncontrolling interests	7,056	0.2%	5,067	0.2%
Net income (loss) attributable to Abercrombie & Fitch Co.	$263,010	7.1%	$(114,021)	(3.6)%

Net income (loss) per share attributable to Abercrombie & Fitch Co.:
Basic	$4.41		$(1.82)
Diluted	$4.20		$(1.82)

Weighted-average shares outstanding:
Basic	59,597		62,551
Diluted	62,636		62,551

Reporting and Use of GAAP and Non-GAAP Measures
The company believes that each of the non-GAAP financial measures presented are useful to investors as they provide a measure of the company’s operating performance excluding the effect of certain items which the company believes do not reflect its future operating outlook, such as asset impairment charges primarily attributable to the COVID-19 pandemic or related to the company’s flagship stores, therefore supplementing investors’ understanding of comparability of operations across periods. Management used these non-GAAP financial measures during the periods presented to assess the company’s performance and to develop expectations for future operating performance. Non-GAAP financial measures should be used supplemental to, and not as an alternative to, the company’s GAAP financial results, and may not be calculated in the same manner as similar measures presented by other companies.

In addition, at times the company provides comparable sales, defined as the percentage year-over-year change in the aggregate of: (1) sales for stores that have been open as the same brand at least one year and whose square footage has not been expanded or reduced by more than 20% within the past year, with prior year’s net sales converted at the current year’s foreign currency exchange rate to remove the impact of foreign currency rate fluctuation, and (2) digital net sales with prior year’s net sales converted at the current year’s foreign currency exchange rate to remove the impact of foreign currency rate fluctuation. In light of store closures related to COVID-19, the Company has not disclosed comparable sales for Fiscal 2021.

The company also provides certain financial information on a constant currency basis to enhance investors’ understanding of underlying business trends and operating performance, by removing the impact of foreign currency exchange rate fluctuations. The effect from foreign currency, calculated on a constant currency basis, is determined by applying current year average exchange rates to prior year results and is net of the year-over-year impact from hedging. The per diluted share effect from foreign currency is calculated using a 26% tax rate.

Abercrombie & Fitch Co.
Schedule of Non-GAAP Financial Measures
Thirteen Weeks Ended January 29, 2022
(in thousands, except per share data)
(Unaudited)

	GAAP (1)	Excluded items	Adjusted non-GAAP
Asset impairment, exclusive of flagship store exit charges (2)	$1,901	$1,901	$—
Operating income	98,133	(1,901)	100,034
Income before income taxes	91,174	(1,901)	93,075
Income tax expense (3)	23,348	(373)	23,721
Net income attributable to Abercrombie & Fitch Co.	$65,509	$(1,528)	$67,037

Net income per diluted share attributable to Abercrombie & Fitch Co.	$1.12	$(0.03)	$1.14
Diluted weighted-average shares outstanding:	58,700		58,700
(1)“GAAP” refers to accounting principles generally accepted in the United States of America.
(2)Excluded items consist of pre-tax store asset impairment charges of $1.9 million.
(3)The tax effect of excluded items is the difference between the tax provision calculated on a GAAP basis and an adjusted non-GAAP basis.

Abercrombie & Fitch Co.
Schedule of Non-GAAP Financial Measures
Thirteen Weeks Ended January 30, 2021
(in thousands, except per share data)
(Unaudited)

	GAAP (1)	Excluded items	Adjusted non-GAAP
Asset impairment, exclusive of flagship store exit charges (2)	$15,597	$15,597	$—
Operating income	115,899	(15,597)	131,496
Income before income taxes (2)	106,902	(15,597)	122,499
Income tax expense (3)	21,646	(664)	22,310
Net income attributable to Abercrombie & Fitch Co.	$82,392	$(14,933)	$97,325

Net income per diluted share attributable to Abercrombie & Fitch Co.	$1.27	$(0.23)	$1.50
Diluted weighted-average shares outstanding:	64,788		64,788
(1)“GAAP” refers to accounting principles generally accepted in the United States of America.
(2)Excluded items consist of pre-tax store asset impairment charges of $15.6 million related to certain of the company’s flagship stores.
(3)The tax effect of excluded items is the difference between the tax provision calculated on a GAAP basis and an adjusted non-GAAP basis.

Abercrombie & Fitch Co.
Schedule of Non-GAAP Financial Measures
Fifty-Two Weeks Ended January 29, 2022
(in thousands, except per share data)
(Unaudited)

	GAAP (1)	Excluded items	Adjusted non-GAAP
Asset impairment, exclusive of flagship store exit charges (2)	$12,100	$12,100	$—
Operating income	343,084	(12,100)	355,184
Income before income taxes	308,974	(12,100)	321,074
Income tax expense (3)	38,908	(2,421)	41,329
Net income attributable to Abercrombie & Fitch Co.	$263,010	$(9,679)	$272,689

Net loss per diluted share attributable to Abercrombie & Fitch Co.	$4.20	$(0.15)	$4.35
Diluted weighted-average shares outstanding:	62,636		62,636
(1)“GAAP” refers to accounting principles generally accepted in the United States of America.
(2)Excluded items consist of pre-tax store asset impairment charges of $12.1 million.
(3)The tax effect of excluded items is the difference between the tax provision calculated on a GAAP basis and an adjusted non-GAAP basis.

Abercrombie & Fitch Co.
Schedule of Non-GAAP Financial Measures
Fifty-Two Weeks Ended January 30, 2021
(in thousands, except per share data)
(Unaudited)

	GAAP (1)	Excluded Items	Adjusted Non-GAAP
Asset impairment, exclusive of flagship store exit charges (2)	$72,937	$72,937	$—
Operating (loss) income	(20,469)	(72,937)	52,468
(Loss) income before income taxes	(48,743)	(72,937)	24,194
Income tax expense (3)	60,211	(4,299)	64,510
Net (loss) income attributable to Abercrombie & Fitch Co.	$(114,021)	$(68,638)	$(45,383)

Net (loss) income per diluted share attributable to Abercrombie & Fitch Co.	$(1.82)	$(1.10)	$(0.73)
Diluted weighted-average shares outstanding:	62,551		62,551

(1)    “GAAP” refers to accounting principles generally accepted in the United States of America.
(2)    Excluded items consist of pre-tax store asset impairment charges of $72.9 million, which are principally the result of the impact of COVID-19 on store cash flows related to certain of the company's flagship stores.
(3)    The tax effect of excluded items is the difference between the tax provision calculated on a GAAP basis and an adjusted non-GAAP basis.

Abercrombie & Fitch Co.
Reconciliation of Constant Currency Financial Measures
Thirteen Weeks Ended January 29, 2022
(in thousands, except percentage and basis point changes and per share data)
(Unaudited)

Net sales	2021	2020	% Change
GAAP (1)	$1,161,353	$1,122,044	4%
Impact from changes in foreign currency exchange rates (2)	—	(6,591)	(1)%
Net sales on a constant currency basis	$1,161,353	$1,115,453	4%
Gross profit	2021	2020	BPS Change (3)
GAAP (1)	$677,132	$679,019	(220)
Impact from changes in foreign currency exchange rates (2)	—	(3,996)	0
Gross profit on a constant currency basis	$677,132	$675,023	(220)
Operating income	2021	2020	BPS Change (3)
GAAP (1)	$98,133	$115,899	(190)
Excluded items (4)	(1,901)	(15,597)	120
Adjusted non-GAAP	$100,034	$131,496	(310)
Impact from changes in foreign currency exchange rates (2)	—	151	(10)
Adjusted non-GAAP constant currency basis	$100,034	$131,647	(320)
Net income per diluted share attributable to Abercrombie & Fitch Co.	2021	2020	$ Change
GAAP (1)	$1.12	$1.27	$(0.15)
Excluded items, net of tax (4)	(0.03)	(0.23)	0.20
Adjusted non-GAAP	$1.14	$1.50	$(0.36)
Impact from changes in foreign currency exchange rates (2)	—	(0.01)	0.01
Adjusted non-GAAP on a constant currency basis	$1.14	$1.51	$(0.37)

(1)    “GAAP” refers to accounting principles generally accepted in the United States of America.
(2)    The estimated impact from foreign currency is determined by applying current period exchange rates to prior year results and is net of the year-over-year impact from hedging. The per diluted share estimated impact from foreign currency is calculated using a 26% tax rate.
(3)    The estimated basis point change has been rounded based on the percentage change.
(4)    Excluded items consist of pre-tax asset store impairment charges of $1.9 million and $15.6 million for the current year and prior year, respectively.

Abercrombie & Fitch Co.
Reconciliation of Constant Currency Financial Measures
Fifty-two Weeks Ended January 30, 2021
(in thousands, except percentage and basis point changes and per share data)
(Unaudited)

Net sales	2021	2020	% Change
GAAP (1)	$3,712,768	$3,125,384	19%
Impact from changes in foreign currency exchange rates (2)	—	25,927	1%
Net sales on a constant currency basis	$3,712,768	$3,151,311	18%
Gross profit	2021	2020	BPS Change (3)
GAAP (1)	$2,311,995	$1,891,205	180
Impact from changes in foreign currency exchange rates (2)	—	13,865	0
Gross profit on a constant currency basis	$2,311,995	$1,905,070	180
Operating income (loss)	2021	2020	BPS Change (3)
GAAP (1)	$343,084	$(20,469)	990
Excluded items (4)	(12,100)	(72,937)	200
Adjusted non-GAAP	$355,184	$52,468	790
Impact from changes in foreign currency exchange rates (2)	—	(1,399)	10
Adjusted non-GAAP on a constant currency basis	$355,184	$51,069	800
Net income (loss) per diluted share attributable to Abercrombie & Fitch Co.	2021	2020	$ Change
GAAP (1)	$4.20	$(1.82)	$6.02
Excluded items, net of tax (4)	(0.15)	(1.10)	0.95
Adjusted non-GAAP	$4.35	$(0.73)	$5.08
Impact from changes in foreign currency exchange rates (2)	—	0.01	(0.01)
Adjusted non-GAAP on a constant currency basis	$4.35	$(0.74)	$5.09
(1)    “GAAP” refers to accounting principles generally accepted in the United States of America.
(2)    The estimated impact from foreign currency is determined by applying current period exchange rates to prior year results and is net of the year-over-year impact from hedging. The per diluted share estimated impact from foreign currency is calculated using a 26% tax rate.
(3)    The estimated basis point change has been rounded based on the percentage change.
(4)    Excluded items consist of pre-tax asset store impairment charges of $12.1 million and $72.9 million for the current year and prior year, respectively.

Abercrombie & Fitch Co.
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	January 29, 2022	January 30, 2021
Assets
Current assets:
Cash and equivalents	$823,139	$1,104,862
Receivables	69,102	83,857
Inventories	525,864	404,053
Other current assets	89,654	68,857
Total current assets	1,507,759	1,661,629
Property and equipment, net	508,336	550,587
Operating lease right-of-use assets	698,231	893,989
Other assets	225,165	208,697
Total assets	$2,939,491	$3,314,902
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$374,829	$289,396
Accrued expenses	395,815	396,365
Short-term portion of operating lease liabilities	222,823	248,846
Income taxes payable	21,773	24,792
Total current liabilities	1,015,240	959,399
Long-term liabilities:
Long-term portion of operating lease liabilities	$697,264	$957,588
Long-term borrowings, net	303,574	343,910
Other liabilities	86,089	104,693
Total long-term liabilities	1,086,927	1,406,191
Total Abercrombie & Fitch Co. stockholders’ equity	826,090	936,628
Noncontrolling interests	11,234	12,684
Total stockholders’ equity	837,324	949,312
Total liabilities and stockholders’ equity	$2,939,491	$3,314,902

Abercrombie & Fitch Co.
Condensed Consolidated Statements of Cash Flows
(in thousands, except per share data)
(Unaudited)

	Fifty-Two Weeks Ended
	January 29, 2022	January 30, 2021
Operating activities
Net cash provided by operating activities	$273,997	$404,918

Investing activities
Purchases of property and equipment	$(96,979)	$(101,910)
Withdrawal of Rabbi Trust assets	—	50,000
Net cash used for investing activities	$(96,979)	$(51,910)

Financing activities
Proceeds from issuance of senior secured notes	$—	$350,000
Proceeds from borrowings under the asset-based senior secured credit facility	—	210,000
Repayment of term loan facility borrowings	—	(233,250)
Repayment of borrowings under the asset-based senior secured credit facility	—	(210,000)
Purchase of senior secured notes	(46,969)	—
Payment of debt issuance costs and fees	(2,016)	(7,318)
Purchases of common stock	(377,290)	(15,172)
Dividends paid	—	(12,556)
Other financing activities	(20,623)	(11,987)
Net cash (used for) provided by financing activities	$(446,898)	$69,717

Effect of foreign currency exchange rates on cash	$(19,909)	$9,168
Net increase (decrease) in cash and equivalents, and restricted cash and equivalents	$(289,789)	$431,893
Cash and equivalents, and restricted cash and equivalents, beginning of period	$1,124,157	$692,264
Cash and equivalents, and restricted cash and equivalents, end of period	$834,368	$1,124,157

Abercrombie & Fitch Co.
Store Count Activity

	Thirteen Weeks Ended January 29, 2022
	Hollister (1)		Abercrombie (2)		Total Company (3)
	United States	International	United States	International	United States	International	Total
October 30, 2021	355	151	181	48	536	199	735
New	1	7	1	6	2	13	15
Permanently closed	(5)	(4)	(9)	(3)	(14)	(7)	(21)
January 29, 2022	351	154	173	51	524	205	729

	Fifty-Two Weeks Ended January 29, 2022
	Hollister (1)		Abercrombie (2)		Total Company (3)
	United States	International	United States	International	United States	International	Total
January 30, 2021	347	150	190	48	537	198	735
New	10	12	7	9	17	21	38
Permanently closed	(6)	(8)	(24)	(6)	(30)	(14)	(44)
January 29, 2022	351	154	173	51	524	205	729
1

(1)Hollister includes the company’s Hollister and Gilly Hicks brands. Locations with Gilly Hicks carveouts within Hollister stores are represented as a single store count. Excludes 9 international franchise stores as of January 29, 2022, 10 international franchise stores as of October 30, 2021, and 9 international franchise stores as of January 30, 2021. Excludes 14 Company-operated temporary stores as of each of January 29, 2022 and October 30, 2021, and 12 Company-operated temporary stores as of January 30, 2021.
(2)Abercrombie includes the company's Abercrombie & Fitch and abercrombie kids brands. Locations with abercrombie kids carveouts within Abercrombie & Fitch stores are represented as a single store count. Excludes 14 international franchise stores as of January 29, 2022, 13 international franchise stores as of and October 30, 2021, and 10 international franchise stores as of January 30, 2021. Excludes five Company-operated temporary stores as of January 29, 2022 , four temporary stores as of October 30, 2021, and two Company-operated temporary stores as of January 30, 2021.
(3)This store count excludes one international third-party operated multi-brand outlet store as of each of January 29, 2022, October 30, 2021, and January 30, 2021